Exhibit 21.1

INTEL CORPORATION

SUBSIDIARIES (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Components Intel de Costa Rica, S.A.	Costa Rica
Intel Americas, Inc.	Delaware, USA
Intel Asia Finance Ltd.	Cayman Islands
Intel Capital Corporation	Cayman Islands
Intel Copenhagen ApS	Denmark
Intel Corporation (UK) Ltd.	England and Wales
Intel Electronics Finance Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Intel Europe, Inc.	California, USA
Intel International	California, USA
Intel International B.V.	Netherlands
Intel Ireland Limited	Cayman Islands
Intel Israel (74) Limited	Israel
Intel Kabushiki Kaisha	Japan
Intel Malaysia Sdn. Berhad	Malaysia
Intel Massachusetts, Inc.	Delaware, USA
Intel Offshore G.C. Ltd.	Cayman Islands
Intel Overseas Funding Corporation	Cayman Islands
Intel Phils. Holding Corporation	California, USA
Intel Products (M) Sdn. Bhd.	Malaysia
Intel Puerto Rico, Ltd.	Cayman Islands
Intel Semiconductor Limited	Delaware, USA
Intel Technology Finance Limited	Cayman Islands
Intel Technology Phils., Inc.	Philippines
Intel Technology Sdn. Berhad	Malaysia
Mission College Investments Ltd.	Cayman Islands